Exhibit 99.1

October 23, 2009	CONTACTS:	Investor Relations
		TEPPCO —	Mark Stockard
713/381-4707 or 800/659-0059
		Enterprise —	Randy Burkhalter
713/381-6812 or 866/230-0745

Media Relations
Rick Rainey - 713/381-3635
TEPPCO UNITHOLDERS APPROVE MERGER WITH ENTERPRISE
HOUSTON — TEPPCO Partners, L.P. (NYSE: TPP) and Enterprise Products Partners L.P. (NYSE: EPD) today announced that the TEPPCO unitholders have approved the merger of TEPPCO and Enterprise, which will create the nation’s largest publicly traded energy partnership with an enterprise value of approximately $30 billion. Approximately 97 percent of the TEPPCO units that voted were cast in favor of the merger and represented about 71 percent of TEPPCO’s total outstanding units. In addition, approximately 96 percent of the votes cast by Unaffiliated TEPPCO Unitholders approved the merger of the two partnerships. Under the terms of the merger agreement, TEPPCO unitholders will receive 1.24 Enterprise common units for each TEPPCO unit owned at the effective time of the merger, which is expected to be completed October 26, 2009.
“With their overwhelming support of the merger, TEPPCO unitholders have clearly recognized the benefits and potential growth opportunities that will result by combining the complementary strengths of these two successful partnerships,” said Jerry E. Thompson, president and chief executive officer of TEPPCO’s general partner. “In addition to greater business diversification, the merger should create improved access to financial resources allowing us to more effectively pursue accretive growth opportunities designed to support distribution increases for investors.”

Michael A. Creel, Enterprise president and chief executive officer added, “With the necessary regulatory approvals already obtained, the unitholder vote represents the final step in the process. Investors and customers can expect a seamless transition following the completion of the merger, and we look forward to serving them as a stronger and more diverse growth-driven partnership.”
As previously announced, Enterprise is offering to exchange TEPPCO senior and subordinated notes validly tendered for exchange, and not validly withdrawn, prior to their expiration date for Enterprise notes. Enterprise’s obligation to complete the exchange offers and consent solicitations are conditioned upon, among other things, completion of the proposed merger of TEPPCO with a wholly owned subsidiary of Enterprise and receipt of valid consents sufficient to effect all of the proposed amendments to the TEPPCO indentures. The merger and related transactions are not conditioned upon the commencement or completion of the exchange offers or consent solicitations. As of 10 a.m. CDT October 23, 2009, approximately $1.94 billion of the $2 billion aggregate principal amount of TEPPCO notes had been tendered for exchange.
TEPPCO Partners, L.P., is a publicly traded energy logistics partnership with operations that span much of the continental United States. TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products. The partnership’s midstream network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases (LPGs) and natural gas liquids, and includes one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States. TEPPCO’s storage assets include approximately 27 million barrels of capacity for refined petroleum products and LPGs and about 14 million barrels of capacity for crude oil. TEPPCO also owns a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems, and in the Gulf of Mexico. For more information, visit TEPPCO’s website at www.teppco.com. Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is currently owned by Enterprise GP Holdings L.P. (NYSE:EPE).
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 36,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation and offshore production platform; and petrochemical transportation and storage. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.
Forward-Looking Statement
This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties such as the partnerships’ expectations regarding the merger. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P.’s filings with the Securities and Exchange Commission, including the proxy statement relating to the merger with Enterprise and Enterprise’s registration statement on Form S-4 relating to the merger. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.
Investor Notice
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The exchange offers and consent solicitations are being made only by means of a prospectus that is part of an effective registration statement.
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